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                                                                      EXHIBIT 23

The Board of Directors
First Indiana Corporation:

We consent to incorporation by reference in the registration statements (No. 33-64851, 333-68297, and 333-39926) on Form S-8 of First Indiana Corporation of our report dated January 16, 2002, relating to the consolidated balance sheets of First Indiana Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of First Indiana Corporation.


KPMG LLP
Indianapolis, Indiana
March 15, 2002